EXHIBIT 10.18
EXEGENICS INC.
4400 Biscayne Blvd
Suite 900
Miami, Florida 33137
March 29, 2007
Samuel J. Reich
320 Brookway Rd
Merion Station, PA 19066
Dear Sam:
     I am sending you this letter (this “Employment Letter”) to memorialize the understanding between you and eXegenics Inc. (the “Company”) regarding your employment terms with the Company and its wholly owned subsidiary, Acuity Pharmaceuticals, LLC (the “Subsidiary”). This Employment Letter sets forth the terms of your employment with the Company as approved by the Company’s board of directors. You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this Employment Letter and returning the same to me.
     1. Position. You will serve the Company and Acuity as its Executive Vice President and you will have responsibilities and obligations which are commensurate with this position. You will report to the Chief Executive Officer of the Company. You will also serve the Subsidiary in the same capacity, provided that no additional compensation or benefits will be provided for any services provided to any affiliate of the Company, and notwithstanding anything to the contrary set forth herein, a termination of employment or Change in Control at the Subsidiary level shall not trigger any payments or acceleration of any vesting of securities hereunder.
     2. Place of Employment. The Company will have its principal place of business in and around the city of Miami in the State of Florida. When reasonably requested by the Company, you will be required to relocate to the Miami area to be closer to the Company’s principal office. The exact timeframe for your relocation will be determined in the coming weeks and you will be afforded a reasonable period of time to complete your relocation. Prior to the date of your relocation, you will be required to make yourself available in Miami when reasonably requested by the Company. It is contemplated that you will spend up to ten (10) days per month in Miami prior to your relocation. You will be reimbursed for your documented travel expenses prior to the time for relocation.
     3. Reimbursement for Relocation. When the Company requires that you relocate to the Miami area, you will be reimbursed for your documented relocation expenses (which will include moving expenses, travel expenses for you and your family, temporary housing for up to three months and customary closing costs (excluding points, concessions and pre-paid expenses such as insurance, taxes, homeowner’s warranties, etc.) for your purchase of a residence in the Miami area), which will be grossed up for taxes. If, within one year from the date of your relocation, your employment with the Company is terminated for Cause or if you voluntarily terminate your employment with the Company other than for Good Reason, you will be required to refund all of the relocation monies paid by the Company, including the tax gross-up.
     4. Term of Employment. The term of your employment with the Company (the “Employment Period”) shall commence on the date of this Employment Letter (the “Effective Date”) and, unless earlier terminated in accordance with the terms of the Employment Letter, shall end on the first anniversary of the Effective Date. Except as provided in the Employment Letter, on the first anniversary of the Effective Date and on each subsequent anniversary thereof, the Employment Period shall be automatically extended for one additional year unless either you or the Company shall have given to the other party written notice of non-extension at least thirty (30) days prior to such anniversary.
     5. Salary. You will be paid a salary at the annual rate of $210,000, payable in monthly installments in accordance with the Company’s prevailing payroll practices for executive employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. All forms of compensation from the Company will be subject to reduction to reflect applicable withholding and payroll taxes.
     6. Benefits. You will be entitled to participate in such benefit programs as are generally made available to other executives of the Company. If you are then an employee in good standing you will be entitled to four (4) weeks paid vacation each year and sick days and other holidays in accordance with the Company’s then prevailing policies to be established from time to time for executive employees. Unused vacation time will not accrue beyond, and must be used within, three months of the end of each year.
     7. Bonus. Within ten days of the Effective Date, you will be paid a bonus of $30,000, which represents your bonus for fiscal year 2006. Going forward, you will be eligible for an annual merit bonus, potentially to be paid each year, in accordance with the procedures established by the Company for executive employees. Your targeted bonus for the first year will be equal to approximately 30% of your base salary and will be based on criteria established from time to time by the Company. These criteria will include, but not be limited to, your accomplishments against set objectives, the Company’s success and your general contributions to the Company’s success, the general fiscal position of the Company and additional factors to be deemed appropriate by the Company’s senior management and board of directors. Payment of any bonus shall be at the sole discretion of the Company. The bonus you receive may be below or above the target or may not be paid at all. Any bonus paid for a period of time which is less than 12 months will be paid pro rata for such time period. You must be an employee in good standing at the time of any potential payment. Any bonus, if paid, will be paid prior to the end of the first fiscal quarter following the fiscal year for which a bonus is to be paid.
     8. Reimbursement for Travel Expenses. The Company shall reimburse you for approved travel and other out-of-pocket expenses incurred by you in the course of your employment consistent with applicable procedures in place at any time.
     9. Stock Options. Subject to (i) the adoption and approval of an equity incentive plan with sufficient authorized shares by the stockholders of the Company, and (ii) the approval of the Compensation Committee of the Board of Directors of the Company, you shall be granted an option to purchase 500,000 shares of the Company’s common stock (subject to adjustment in the event of any stock splits or reverse stock splits) . The exercise price per share for each new option grant will be equal to the fair market value per share on the date the option is granted. The options will be subject to the terms and conditions contained in a stock option agreement to be entered into by you and the Company prior to the grant. The options shall vest in forty eight (48) monthly installments from the date of grant.
     10. Termination without Cause and Resignation for Good Reason or Non-extension of Employment Before One Year Anniversary. The Company may terminate your employment hereunder without “Cause.” If your employment is terminated by the Company without “Cause,” you terminate your employment with the Company for “Good Reason” or the Company delivers to you a notice of non-extension, in accordance with Section 4 hereof, prior to the one-year anniversary of the Effective Date (which initial non-renewal shall be treated as a termination for purposes of this Section 10), the Company shall pay you all amounts accrued but unpaid as of the effective date of such termination. In addition, you shall continue to receive your then applicable base salary and benefits for twelve (12) months thereafter (the “Severance Period”). Any outstanding equity awards granted to you which would have vested during the Severance Period shall vest automatically upon such termination and all vested equity awards shall be exercisable for one year from the effective date of termination. All unvested equity awards shall be forfeited. In order to receive the severance payments set forth in this Section 10, you will be required to enter into a customary separation and release agreement with the Company which will include the extension of the non-competition provision set forth in Section 12 during the Severance Period. Such separation agreement shall provide that (i) any and all obligations of the Company to pay you accrued salary, bonus or benefits shall survive and shall not be released or waived by you, (ii) any release shall not restrict or adversely affect your ability to exercise any vested stock options or otherwise infringe upon your ownership of any the Company securities, and (iii) you shall not be required to release or waive any rights that you may have to be indemnified by Acuity or the Company (including any rights to advance reimbursement for costs or expenses) pursuant to any provision in Acuity’s or the Company’s certificate of incorporation, bylaws or as may be otherwise provided for by law or contract.

     As used herein, “Good Reason” shall mean (i) any action by the Company which results in any diminution in your salary or reporting requirements (ii) any action by the Company which results in a material diminution in your position, authority, duties or responsibilities contemplated by this Employment Letter, or (iii) material breach by the Company of its obligations under this Employment Letter or (iv) the Company’s requiring you to be based at any office or location other than a location within 30 miles from the Company’s offices in Philadelphia, or within 30 miles from the Company’s offices in Miami, except for travel reasonably required in connection with the performance of the your responsibilities hereunder.
     If you elect to terminate your employment for Good Reason, you shall first give the Company written notice thereof, including reasonable evidence to support your finding of Good Reason and a period of thirty (30) days (the “Good Reason Notice Period”) from the date of such notice to cure such breach. If such breach is not cured by the Company by the end of the Good Reason Notice Period with such cure being communicated to you in writing, such termination shall be effective upon the first day after the expiration of the Good Reason Notice Period.
     11. Termination for Cause. The Company shall be permitted to terminate your employment hereunder for Cause (as defined below). In the event of such termination, your compensation and benefits shall cease as of the effective date of termination and the Company shall pay you all amounts accrued but unpaid as of the date of such termination. The Company shall not thereafter be obligated to make any further payments to you. In addition all outstanding equity awards granted to you, vested or unvested, shall immediately be terminated.
     As used herein, “Cause” shall mean (i) your commission of fraud in connection with your employment or intentional theft, misappropriation or embezzlement of the Company’s funds; (ii) your conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is the punishment; (iii) your material breach of your obligations under this Employment Letter,; (iv) your willful violation of any express direction or requirement established by the Chief Executive Officer or Board of Directors in good faith ; (v) your incompetence or misconduct in the performance of, or neglect of, your duties hereunder which is materially detrimental to the Company ; (vii) your use of alcohol or other drugs which interfere with the performance of your duties, or the conviction of or your entering of a guilty plea or plea of no contest with respect to the use of any illegal drugs or narcotics.
     If the Company elects to terminate your employment for Cause pursuant to clauses (iii), (iv), and (v) of the definition of “Cause” and the action or inaction prompting such termination is capable of cure, the Company shall first give you written notice thereof, including a description of the evidence upon which the

Company has relied to support such finding and, a period of thirty (30) days from the date of such notice to cure the action or inaction giving rise to the written notice.
     12. Disability. If you are incapacitated by accident, sickness or otherwise so as to render you, for any period totaling 60 or more days during any consecutive twelve-month period, or in the reasonable opinion of the Company’s board of directors, is mentally or physically incapable of performing the services required of you under this Employment Letter, the Company may terminate your employment immediately following such 60-day period by giving you written notice specifying the effective date of termination. In the event of such a termination, the Company shall pay to you all amounts accrued but unpaid under this Employment Letter as of the effective date of your termination and thereafter shall not have any further obligation or liability under this Employment Letter. In addition, all restricted shares, options and other securities shall remain outstanding subject to their terms, except that all equity awards shall be exercisable by you for a period of one (1) year following termination pursuant to this Section 12.
     13. Death. Your employment with the Company shall automatically terminate in the event of your death. In the event of such a termination, the Company shall pay to your estate or legal representative all amounts accrued but unpaid under this Employment Letter as of the effective date of your termination and thereafter shall not have any further obligation or liability under this Employment Letter. In addition, all restricted shares, options and other securities shall remain outstanding subject to their terms, except that all equity awards shall be exercisable by the executors or administrators of your estate or by the your beneficiaries for a period of one (1) year following termination pursuant to this Section 13.
     14. Non-Competition Provision. During the term of your employment with the Company and for one-year thereafter(so long Acuity is in compliance with its contractual obligations, if any, under this Letter Agreement to provide you with any severance payments or benefits following a termination event) you agree that you shall not engage or participate directly or indirectly in any business which is, or as a result of your engagement or participation would become, competitive with any aspect of the business of the Company and any specific applications or technologies in which the Company has initiated significant plans to develop (the “Competing Business”), such business currently being the development and commercialization of therapeutic compounds for the treatment of ophthalmic disorders. During this period, you agree not to become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in any such Competing Business (other than ownership of 3% or less of the outstanding securities of any publicly traded company).

     15. Continuing Obligations after Termination. You hereby acknowledge and agree that you have entered into an Inventions and Proprietary Information Agreement, and that the terms, conditions and covenants contained in such agreement remain in full force and effect and is not in any way modified by the execution of this Letter Agreement.
     16. Termination following a Change in Control. In the event that the Company shall terminate your employment hereunder without Cause or you shall termination your employment hereunder for Good Reason within one year following a “Change in Control” of the Company, then, in addition to all of the payments and benefits provided by Section 10 of this Employment Letter, all outstanding equity awards which are unvested as of such termination date shall automatically become vested and you shall have a period of one (1) year from such date of termination to exercise any such equity awards.
For purposes of this Section 16, a “Change in Control” shall be deemed to have occurred if any person other than the Frost Group, LLC and its affiliates, is or becomes the beneficial owner of 60% or more of the combined voting power of the Company’s then outstanding securities; or the stockholders of the Company approve a merger or consolidation of the Company with any other unrelated entity (which would not result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the Company or such surviving entity outstanding immediately after such merger or consolidation) or the sale of all or substantially all of the assets of the Company to any other unrelated entity.
     17. Your Termination Right. You may terminate this Employment Letter at any time for any reason upon at least 30 days’ written notice to the Company. In the event of such a termination, the Company shall pay to you all amounts accrued but unpaid under this Employment Letter as of the effective date of your termination and thereafter shall not have any further obligation or liability under this Employment Letter. In addition, all restricted shares, options and other securities shall remain outstanding subject to their terms, except that all equity awards shall be exercisable by you for a period of three (3) months following termination pursuant to this Section 17. All unvested equity awards shall be forfeited. Upon such a termination, the provisions of this Letter Agreement, including Sections 14 and 15, shall remain in full force and effect.
     18. Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.
     19. Amendment and Governing Law. This Employment Letter may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Employment Letter and the resolution of any disputes will be governed by the laws of the State of Florida.

     This Employment Letter contains all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and Acuity Pharmaceuticals, Inc. or the Company. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this Employment Letter and returning them to me.
Very truly yours,
/s/ Phillip Frost
Phillip Frost, M.D.
Chief Executive Officer and Chairman
ACCEPTED AND AGREED TO:
/s/ Samuel J. Reich
Name: Samuel J. Reich
Date: ______________________

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